                                                                  EXHIBIT 2.1



                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

--------------------------------------------------------x
                                                       :
In re                                                  :
                                                       :
PSF FINANCE L.P.,                                      :        Chapter 11 Case Nos.
PREMIUM STANDARD FARMS, INC.,                          :        96-1032 (HSB) through 96-1036 (HSB)
COLLINGS FARM, INC.,                                   :
PSF FINANCE HOLDINGS INC., and                         :        (Jointly Administered)
PREMIUM HOLDINGS CORP.,                                :
                                                       :
                 Debtors.                              :
                                                       :
--------------------------------------------------------x



              DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE



                                                WEIL, GOTSHAL & MANGES LLP
                                                Attorneys for the Debtors
                                                 and Debtors in Possession
                                                767 Fifth Avenue
                                                New York, New York  10153
                                                (212) 310-8000

                                                          and

                                                RICHARDS, LAYTON & FINGER, P.A.
                                                Attorneys for the Debtors
                                                 and Debtors in Possession
                                                One Rodney Square
                                                Wilmington, Delaware  19899
                                                (302) 658-6541

Dated:  Wilmington, Delaware
        September 5, 1996

                               TABLE OF CONTENTS


ARTICLE I -   DEFINITION OF TERMS AND RULES OF INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . .   -1-

ARTICLE II -  TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -9-
     2.1      PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS . . . . . . . . . . . . . . . . . . . . . . . .   -9-
     2.2      OTHER ADMINISTRATIVE EXPENSE CLAIMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -9-
     2.3      COMPENSATION TO ATTORNEYS AND ADVISORS TO THE BONDHOLDERS' COMMITTEE, AND THE INDENTURE TRUSTEE
              AND THE COLLATERAL TRUSTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -9-

ARTICLE III - CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-

ARTICLE IV    TREATMENT OF CLAIMS AND EQUITY INTERESTS AND VOTING  . . . . . . . . . . . . . . . . . . . . . . .  -10-

ARTICLE V -   EXECUTORY CONTRACTS AND UNEXPIRED LEASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
     5.1      EXECUTORY CONTRACTS AND UNEXPIRED LEASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
     5.2      APPROVAL OF ASSUMPTION OR REJECTION OF LEASES AND CONTRACTS  . . . . . . . . . . . . . . . . . . .  -16-
     5.3      CURE OF DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
     5.4      BAR DATE FOR FILING PROOFS OF CLAIM RELATING TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES
              REJECTED PURSUANT TO THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
     5.5      INSURANCE POLICIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
     5.6      INDEMNIFICATION OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
     5.7      COMPENSATION AND BENEFIT PROGRAMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
     5.8      RETIREE BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-

ARTICLE VI - ALLOWANCE OF SECURED BANK CLAIMS AND SECURED NOTE CLAIMS  . . . . . . . . . . . . . . . . . . . . .  -18-
     6.1      SECURED BANK CLAIMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
     6.2      1992 NOTE CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
     6.3      1993 NOTE CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
     6.4      1994 NOTE CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
     6.5      1995 NOTE CLAIM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-

ARTICLE VII - IMPLEMENTATION OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
     7.1      RESTRUCTURING TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
     7.2      POST-EFFECTIVE DATE FINANCING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
     7.3      ISSUANCE OF NEW SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
     7.4      REGISTRATION OF NEW PIK NOTES, NEW LLC INTERESTS AND WARRANTS  . . . . . . . . . . . . . . . . . .  -20-

ARTICLE VIII - GOVERNANCE AND MANAGEMENT OF REORGANIZED FINANCE, NEWCO AND OTHER REORGANIZED DEBTORS . . . . . . .  -20-
      8.1    GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
      8.2    MEMBERS AND OFFICERS OF REORGANIZED FINANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
      8.3    DIRECTORS AND OFFICERS OF NEWCO AND REORGANIZED DEBTORS . . . . . . . . . . . . . . . . . . . . . . .  -21-
      8.4    ARTICLES OF INCORPORATION OF NEWCO AND REORGANIZED DEBTORS  . . . . . . . . . . . . . . . . . . . . .  -22-
      8.5    Management Option Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-

ARTICLE IX - DISTRIBUTIONS UNDER THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
      9.1    METHOD OF DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
      9.2    DATE OF DISTRIBUTIONS UNDER THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
      9.3    MANNER OF PAYMENT UNDER PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-

ARTICLE X - PROCEDURES FOR TREATING DISPUTED CLAIMS
      AND EQUITY INTERESTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
      10.1   PROSECUTION OF OBJECTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
      10.2   NO DISTRIBUTIONS PENDING ALLOWANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
      10.3   DISTRIBUTIONS AFTER ALLOWANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-

ARTICLE XI - CONDITIONS PRECEDENTTO THE EFFECTIVENESS OF THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . .  -23-
      11.1   CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
      11.2   EFFECT OF FAILURE OF CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
      11.3   WAIVER OF CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-

ARTICLE XII - EFFECT OF CONFIRMATION OF PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
      12.1   TERM OF BANKRUPTCY INJUNCTIONS OR STAYS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
      12.2   VESTING OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
      12.3   DISCHARGE OF DEBTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
      12.4   PERMANENT INJUNCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -251-

ARTICLE XIII - RELEASES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
      13.1   GENERAL RELEASE OF RELEASEES AND OTHER PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
      13.2   GENERAL RELEASE BY RELEASEES AND OTHER PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
      13.3   BINDING EFFECT OF RELEASES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-

ARTICLE XIV - RETENTION OF JURISDICTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-

ARTICLE XV - MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
      15.1   PAYMENT OF STATUTORY FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
      15.2   COMPLIANCE WITH TAX REQUIREMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
      15.3   RECOGNITION OF GUARANTEE RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
      15.4   NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
      15.5   EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
      15.6   EXCULPATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-

      15.7    EXEMPTION FROM TRANSFER TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
      15.8    AMENDMENT OR MODIFICATION OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
      15.9    SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
      15.10   REVOCATION OR WITHDRAWAL OF THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
      15.11   BINDING EFFECT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
      15.12   GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
      15.13   SECTION HEADINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-

SCHEDULES TO THE PLAN:

Schedule 5.1 (List of Executory Contracts and Unexpired Leases to Be Rejected under the Plan)


EXHIBITS TO THE PLAN (CONTAINED IN PLAN SUPPLEMENT):

Intercreditor Agreement                                                      A

LLC Agreement                                                                B

Management Option Plan                                                       C

New LLC Interests Registration Rights Agreement                              D

New PIK Notes Indenture                                                      E

New PIK Notes Registration Rights Agreement                                  F

New Second Priority Note Agreement                                           G

New Senior Credit Agreement                                                  H

Warrant Agreement                                                            I

Warrants Registration Rights Agreement                                       J

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


-------------------------------------------------------x
                                                       :
In re                                                  :
                                                       :
PSF FINANCE L.P.,                                      :        Chapter 11 Case Nos.
PREMIUM STANDARD FARMS, INC.,                          :        96-1032 (HSB) through 96-1036 (HSB)
COLLINGS FARM, INC.,                                   :
PSF FINANCE HOLDINGS INC., and                         :        (Jointly Administered)
PREMIUM HOLDINGS CORP.,                                :
                                                       :
                 Debtors.                              :
                                                       :
-------------------------------------------------------x


              DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


          PSF Finance L.P., Premium Standard Farms, Inc., Collings Farm, Inc., PSF Finance Holdings Inc. and Premium Holdings Corp. propose the following Second Amended Joint Plan of Reorganization pursuant to section 1121(a) of title 11 of the United States Code:

          Article I - Definition of Terms and Rules of Interpretation

     Unless otherwise required by the context, the words and phrases listed below shall have the following meanings when used in the Plan. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, schedule or exhibit references in the Plan are to the respective Section in, Article of, or Schedule or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein shall have the meaning assigned to that term under the Bankruptcy Code.

     I.1 Administrative Expense Claim means any claim under section 503 of the Bankruptcy Code and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

     I.2 Allowed means (i) with respect to an Administrative Expense Claim, an Administrative Expense Claim that is allowed or deemed allowed pursuant to section 503 of the Bankruptcy Code; and

(ii) with respect to a Claim or Equity Interest, a Claim or Equity Interest (a) proof of which was timely and properly filed or, if no proof of Claim or Equity Interest was timely and properly filed, a Claim or Equity Interest which has been or is hereafter listed by the relevant Debtor on its Schedules as liquidated in amount and not disputed and not contingent, and (b) that is allowed or deemed allowed pursuant to section 502 of the Bankruptcy Code. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed" shall not, for purposes of computation of distributions under the Plan, include accrual or payment of interest on such Administrative Expense Claim or Claim from and after the Commencement Date.

     I.3 Bank Credit Agreement means that certain Credit Agreement dated as of December 23, 1994 among Finance, Farms, Chemical Bank, as Fronting Bank, as Administrative Agent and as Collateral Agent, and the Lenders listed therein, as amended.

     I.4 Bankruptcy Code means title 11 of the United States Code, as applicable to the Chapter 11 Cases.

     I.5 Bankruptcy Court means the United States District Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference under section 157 of title 28 of the United States Code, the unit of such District Court under section 151 of title 28 of the United States Code.

     I.6 Bankruptcy Judge means the United States District Court Judge presiding over the Chapter 11 Cases and to the extent of a reference of the Chapter 11 Cases, the United States Bankruptcy Judge presiding over the Chapter 11 Cases.

     I.7 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

     I.8 Bar Date means the deadline by which proofs of Claim against the Debtors must be filed, as established by order of the Bankruptcy Court.

     I.9 Bondholders' Committee means the committee of certain holders of Secured Note Claims formed prior to the commencement of the Chapter 11 Cases that has continued to function during the Chapter 11 Cases.

     I.10 Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

     I.11 Capital Contribution Notes means certain unsecured capital contribution notes held by CFI that were issued by the Morgan Stanley Funds over a period of time in an aggregate outstanding amount of $20 million.

     I.12 Cash means legal tender of the United States of America and equivalents thereof.

     I.13 Cash Collateral Order means the order of the Bankruptcy Court authorizing debtor-in-possession financing and use of cash collateral.

     I.14  CFI means Collings Farm, Inc., a Missouri corporation.

     I.15 Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors styled In re PSF Finance L.P., et al.

     I.16  Claim has the meaning set forth in section 101 of the Bankruptcy
Code.

     I.17 Class A New LLC Interests means Class A units of membership interests in Reorganized Finance issued pursuant to the LLC Agreement.

     I.18 Class B New LLC Interests means Class B units of membership interests in Reorganized Finance issued pursuant to the LLC Agreement.

     I.19 Collateral Trust Agreement means that certain Amended and Restated Collateral Trust and Intercreditor Agreement dated as of September 15, 1992, as further amended and restated as of October 7, 1993, and as further amended as of December 23, 1994, and as of March 12, 1995, among Morgan Stanley & Co. Incorporated, Firstar Financial Services, Citizens Bank of Princeton, Finance Holdings, Finance, Farms and United States Trust Company of New York, as Collateral Trustee, as further amended.

     I.20 Collateral Trustee means the collateral trustee under the Collateral Trust Agreement.

     I.21 Commencement Date means July 2, 1996, the date on which the Debtors commenced the Chapter 11 Cases.

     I.22 Confirmation Date means the date on which the Confirmation Order is signed by the Bankruptcy Judge.

     I.23 Confirmation Hearing means the hearing held by the Bankruptcy Court on confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

     I.24 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     I.25 Construction Claim means a Claim, whether secured or unsecured, arising from a contract or subcontract for the construction by Finance of a farrow/finish complex, feed mill and pork processing facility in Perico, Texas.

     I.26 Debtors means, collectively, Finance, Farms, CFI, Finance Holdings and Premium Holdings.

     I.27 Debtors in Possession means the Debtors, as debtors in possession in the Chapter 11 Cases pursuant to sections 1101 and 1107 of the Bankruptcy Code.

     I.28 Disputed means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, disputed, or contingent, and in either case or in the case of an Administrative Expense Claim, any such Administrative Expense Claim, Claim or Equity Interest as to which any of the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order, and any Claim as to which a proof of claim was required to be filed by order of the Court but as to which a proof of claim was not timely or properly filed.

     I.29 Effective Date means the first Business Day on which the conditions specified in Article XI of the Plan have been satisfied or waived.

     I.30 Equity Interest means an interest in the Debtors evidenced by a general or limited partnership interest, including Preference Unit Equity Interests, or by common stock.

     I.31  Farms means Premium Standard Farms, Inc., a Missouri corporation.

     I.32 Farms/Finance Note means that certain Amended and Restated Demand Promissory Note dated September 15, 1992, as amended and restated on October 7, 1993 executed by Farms in favor of Finance, as amended.

     I.33 Farms/Finance Note Claim means a Claim against Farms arising from the Farms/Finance Note, reduced by Claims held by Farms against Finance.

     I.34 Farms Stock Loan means that certain Secured Demand Promissory Note executed on August 13, 1991 by Theodore E. Gordon, Jr. and Dennis W. Harms in favor of Finance in the amount of $1,000,000, secured by the promissors' interests in the shares of the common stock of Farms.

     I.35 Final Order means any order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors or, in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument, or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order not to be a Final Order.

     I.36  Finance means PSF Finance L.P., a Delaware limited partnership.

     I.37 Finance Holdings means PSF Finance Holdings Inc., a Delaware corporation.

     I.38 Finance Partnership Agreement means that certain Amended and Restated Agreement of Limited Partnership of PSF Finance L.P. dated as of September 15, 1992, as further amended and restated as of May 22, 1995, as amended.

     I.39 General Partnership Interest in Finance means that certain Equity Interest in Finance held by CFI pursuant to the Finance Partnership Agreement.

     I.40 General Unsecured Claim means any Claim that is not a Priority Tax Claim, Other Priority Claim, Secured Bank Claim, Secured Note Claim, Secured Claim, Other Secured Claim, Construction Claim, Farms/Finance Note Claim, or Other Intercompany Claim.

     I.41  Indenture Trustee means the United States Trust Company of
New York, as trustee under the indentures relating to each of the 1992 Notes, the 1993 Notes and the 1994 Notes.

     I.42 Intercreditor Agreement means that certain agreement among Reorganized Finance, Newco, Chemical Bank, as administrative agent and collateral agent for senior secured parties named therein, and the junior collateral trustee, the form of which is contained in the Plan Supplement as Exhibit A.

     I.43  Lenders means the lenders parties to the Bank Credit Agreement.

     I.44 Lien means any charge against or interest in property to secure payment of a debt or performance of an obligation.

     I.45 Limited Partnership Interests in Finance means, collectively, those certain Equity Interests in Finance held by Finance Holdings and Premium Holdings pursuant to the Finance Partnership Agreement.

     I.46 LLC Agreement means an agreement among the members of Reorganized Finance, the form of which is contained in the Plan Supplement as Exhibit B.

     I.47 Management Option Plan means that certain plan adopted by Reorganized Finance, the form of which is contained in the Plan Supplement as Exhibit C.

     I.48 Morgan Stanley Funds means, collectively, Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Capital Investors, L.P. and The Morgan Stanley Leveraged Equity Fund II, L.P.

     I.49 MS Group means Morgan Stanley Group Inc. or any affiliate of Morgan Stanley Group Inc. (other than Premium Holdings).

     I.50 New LLC Interests means, collectively, Class A New LLC Interests and Class B New LLC Interests. As of the Effective Date and after giving effect to the Restructuring Transactions, there shall be 10,000,000 New LLC Interests issued and outstanding.

     I.51 New LLC Interests Registration Rights Agreement means that certain agreement governing the registration of New LLC Interests, the form of which is contained in the Plan Supplement as Exhibit D.

     I.52 New PIK Notes Indenture means the trust indenture between Newco, as issuer, Reorganized Finance, as guarantor, and the indenture trustee, the form of which is contained in the Plan Supplement as Exhibit E.

     I.53 New PIK Notes means the 11% Senior Secured Notes due 2003 in an aggregate principal amount of $117,500,000, issued pursuant to the New PIK Notes Indenture.

     I.54 New PIK Notes Registration Rights Agreement means that certain agreement governing the registration of the New PIK Notes, the form of which is contained in the Plan Supplement as Exhibit F.

     I.55 New Second Priority Note Agreement means that certain Senior Secured Second Priority Note Agreement between Newco, as borrower, Reorganized Finance, as guarantor, and Morgan Stanley Group Inc., as lender, the form of which is contained in the Plan Supplement as Exhibit G.

     I.56 New Second Priority Notes means the 11% Senior Secured Notes due 2002 in an aggregate principal amount of up to $10,000,000, to be issued pursuant to the New Second Priority Note Agreement, subject to the provisions thereof.

     I.57 New Senior Credit Agreement means that certain agreement among Newco, as borrower, Reorganized Finance, as guarantor, Chemical Bank, as issuing bank, collateral agent and administrative agent, and the Lenders, the form of which is contained in the Plan Supplement as Exhibit H.

     I.58 Newco means Premium Standard Farms, Inc., a Delaware corporation to be organized on or before the Effective Date, which, after giving effect to the Restructuring Transactions, will be wholly owned by Reorganized Finance.

     I.59 1995 Note means the 12 1/4% Senior Secured Note Due 1997 issued pursuant to the Note Purchase Agreement dated December 15, 1995 among Finance, as issuer, Farms, as guarantor, and Morgan Stanley Group Inc., as initial purchaser.

     I.60 1995 Note Claim means any Claim against Finance as obligor and Farms as guarantor by the holder of the 1995 Note for principal and interest due and owing on such 1995 Note.

     I.61 1994 Note Claim means any Claim against Finance as obligor and Farms as guarantor by the holder of a 1994 Note for principal and interest due and owing on such 1994 Note.

     I.62 1993 Note Claim means any Claim against Finance as obligor and Farms as guarantor by the holder of a 1993 Note for principal and interest due and owing on such 1993 Note.

     I.63 1992 Note Claim means any Claim against Finance as obligor and Farms as guarantor by the holder of a 1992 Note for principal and interest due and owing on such 1992 Note.

     I.64 1994 Notes means the 12 1/4% Senior Secured Exchange Notes due 2004, governed by the Indenture dated as of March 15, 1995 among Finance, as issuer, Farms, as guarantor, and the Indenture Trustee.

     I.65 1993 Notes means the 12% Senior Secured Discount Exchange Notes due 2003, governed by the Indenture dated as of March 15, 1995 among Finance, as issuer, Farms, as guarantor, and the Indenture Trustee.

     I.66 1992 Notes means the 12% Senior Secured Exchange Notes due 2000, governed by the Indenture dated as of March 15, 1995 among Finance, as issuer, Farms, as guarantor, and the Indenture Trustee.

     I.67 Other Intercompany Claim means any Claim, other than the Farms/Finance Note Claim, held by any Debtor against any other Debtor.

     I.68 Other Priority Claim means a Claim, other than a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

     I.69 Other Secured Claim means a Secured Claim other than a Secured Bank Claim, a Secured Note Claim, a Construction Claim, or a Farms/Finance Note Claim.

     I.70 Plan means this Second Amended Joint Chapter 11 Plan of Reorganization (including the Plan Supplement, all exhibits, supplements, appendices and schedules), either in its present form or as it may be altered, amended, or modified from time to time.

     I.71 Plan Supplement means the supplementary volume to the Plan containing the Exhibits to the Plan, as such exhibits may be amended from time to time prior to the Confirmation Date.

     I.72 Preference Unit Accumulated Liquidation Preference means $31,123,710, the aggregate amount of the liquidation preference and accumulated dividends to which holders of Preference Unit Equity Interests are entitled as of the Commencement Date.

     I.73 Preference Unit Equity Interests means the Equity Interests represented by the Exchangeable Preference Units issued by Finance pursuant to that certain Amended and Restated Exchangeable Preference Unit Purchase Agreement dated as of September 15, 1992, as amended and restated as of October 7, 1993, as amended, including any rights of the holders to a liquidation preference and accumulated dividends with respect to such Equity Interests.

     I.74  Premium Holdings means Premium Holdings Corp., an Iowa corporation.

     I.75 Priority Tax Claim means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

     I.76 Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Equity Interest in a class to the amount of such Allowed Claim or Allowed Equity Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Allowed Equity Interests in such class to the amount of all Allowed Claims or Allowed Equity Interests in such class.

     I.77 Releasees means all present and former officers, directors, attorneys, agents, advisors, partners and officers and directors of such partners, of or to the Debtors and consultants who provide management personnel or who serve as members of management of any of the Debtors.

     I.78 Reorganized Debtors means, collectively, Premium Holdings, Finance Holdings, CFI and Reorganized Finance on and after the Effective Date after giving effect to the Restructuring Transactions. A "Reorganized Debtor" means each of Premium Holdings, Finance Holdings, CFI and

Reorganized Finance, individually, on and after the Effective Date after giving effect to the Restructuring Transactions.

     I.79 Reorganized Finance means a newly formed limited liability company, called PSF Holdings, L.L.C., organized under Delaware law into which Finance shall be merged on the Effective Date pursuant to the Restructuring Transactions.

     I.80  Restructuring Transactions means those transactions described in
Section 7.1 herein.

     I.81 Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments thereto through the Confirmation Date.

     I.82 Secured Bank Claim means a Claim against Finance as obligor and Farms as guarantor, arising from or relating to the Bank Credit Agreement and Collateral Trust Agreement. The Allowed amount of such a Claim shall include all unpaid principal and interest accrued at the non-default rate specified in the Bank Credit Agreement through the Effective Date, and reasonable fees and expenses to the extent provided for in the Bank Credit Agreement.

     I.83 Secured Claim means a Claim secured by a Lien on any property of the estate of any Debtor, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

     I.84 Secured Note Claims means, collectively, the 1992 Note Claim, the 1993 Note Claim, the 1994 Note Claim and the 1995 Note Claim.

     I.85 Secured Notes means, collectively, the 1992 Notes, the 1993 Notes, the 1994 Notes and the 1995 Note.

     I.86 Warrant Agreement means that certain Agreement regarding warrants for the purchase of New LLC Interests, the form of which is contained in the Plan Supplement as Exhibit I.

     I.87 Warrants means certain rights to purchase up to 2,048,192 New LLC Interests pursuant to the provisions of the Warrant Agreement.

     I.88 Warrants Registration Rights Agreement means that certain agreement governing the registration of Warrants, the form of which is contained in the Plan Supplement as Exhibit J.


             Article II - Treatment of Administrative Expense Claims

     II.1 Professional Compensation and Reimbursement Claims. All entities that are awarded compensation or reimbursement of expenses by the Bankruptcy Court under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (a) upon the later of (i) the Effective Date and (ii) the date upon which an order granting such Administrative Expense Claim is signed by the Bankruptcy Judge, or (b) upon such other terms as may be mutually agreed to between such holder of an

Administrative Expense Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors.

     II.2 Other Administrative Expense Claims. On the Effective Date, each holder of an Administrative Expense Claim other than those Claims provided for under Section 2.1 shall be distributed on account of such Administrative Expense Claim an amount in Cash equal to the full amount of such Administrative Expense Claim, except to the extent that any entity entitled to payment of such Administrative Expense Claim agrees to a different treatment of such Administrative Expense Claim; provided, however, that Administrative Expense Claims representing liabilities incurred in the ordinary course of business by a Debtor in Possession or liabilities arising under loans or advances to a Debtor in Possession, whether or not incurred in the ordinary course of business, shall be paid by such Reorganized Debtor in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

     II.3 Compensation to Attorneys and Advisors to the Bondholders' Committee, and the Indenture Trustee and the Collateral Trustee. Notwithstanding anything contained in this Plan to the contrary, the fees and expenses of the legal and financial advisors to the Bondholders' Committee shall be paid as set forth in the Cash Collateral Order. To the extent not previously paid during the Chapter 11 Cases pursuant to the Cash Collateral Order, the reasonable fees and expenses incurred on or after the Commencement Date by attorneys and financial advisors retained by the Bondholders' Committee with the consent of the Debtors prior to the Commencement Date and the reasonable fees and expenses incurred by the Indenture Trustee and the Collateral Trustee shall be paid (without application by or on behalf of any such professionals to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court upon request of a party in interest) by Reorganized Finance and Newco as an Administrative Expense Claim under the Plan. If there is a dispute about the amount of fees and expenses to be paid to any such professional, the amount of any such fees and expenses shall be determined by the Bankruptcy Court.


            Article III - Classification of Claims and Equity Interests

     Claims and Equity Interests are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan, as follows:


CLASS                                                                                                                   Status
Class 1 - Priority Tax Claims
         Subclass 1.A - Finance Priority Tax Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 1.B - Farms Priority Tax Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 1.C - Premium Holdings Priority Tax Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 1.D - Finance Holdings Priority Tax Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 1.E - CFI Priority Tax Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
Class 2 - Other Priority Claims
         Subclass 2.A - Finance Other Priority Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 2.B - Farms Other Priority Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 2.C - Premium Holdings Other Priority Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 2.D - Finance Holdings Other Priority Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 2.E - CFI Other Priority Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
Class 3 - Secured Bank Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Impaired
Class 4 - Secured Note Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Impaired


Class 5 - Other Secured Claims
         Subclass 5.A - Other Secured Claims Against Finance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 5.B - Other Secured Claims Against Farms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
Class 6 - Construction Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Impaired
Class 7 - General Unsecured Claims
         Subclass 7.A - Finance General Unsecured Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 7.B - Farms General Unsecured Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 7.C - Premium Holdings General Unsecured Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 7.D - Finance Holdings General Unsecured Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
         Subclass 7.E - CFI General Unsecured Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
Class 8 - Intercompany Claims
         Subclass 8.A - Farms/Finance Note Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Impaired
         Subclass 8.B - Other Intercompany Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Impaired
Class 9 - Equity Interests in Finance
         Subclass 9.A - Preference Unit Equity Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Impaired
         Subclass 9.B - Premium Holdings' Limited Partnership Interests in Finance . . . . . . . . . . . . . . . . . .   Impaired
         Subclass 9.C - Finance Holdings' Limited Partnership Interests in Finance . . . . . . . . . . . . . . . . . .   Impaired
         Subclass 9.D - CFI's General Partnership Interest in Finance. . . . . . . . . . . . . . . . . . . . . . . . .   Impaired
Class 10 - Equity Interests in Farms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Impaired
Class 11 - Equity Interests in Premium Holdings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
Class 12 - Equity Interests in Finance Holdings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired
Class 13 - Equity Interests in CFI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unimpaired



            Article IV Treatment of Claims and Equity Interests and Voting

         The Allowed Claims against, and Equity Interests in, the Debtors shall receive the treatment and shall be entitled to vote, as follows:

IV.1     CLASS 1 - PRIORITY TAX CLAIMS

         Treatment: To the extent unpaid prior to the Effective Date, all Allowed Priority Tax Claims shall be paid in full by the applicable Reorganized Debtor if against Finance Holdings, Premium Holdings or CFI, and, with respect to such Claims against Finance or Farms, by Newco, in the ordinary course of business in accordance with the terms and conditions of any law, regulation, agreement, instrument or other document relating to such Claims.

         Voting: Class 1 is unimpaired by the Plan. Each holder of an Allowed Priority Tax Claim is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

IV.2     CLASS 2 - OTHER PRIORITY CLAIMS

         Treatment: To the extent unpaid prior to the Effective Date, all Allowed Other Priority Claims shall be paid in full by the applicable Reorganized Debtor if against Finance Holdings, Premium Holdings or CFI, and, with respect to such Claims against Finance or Farms, by Newco in the ordinary course of business in accordance with the terms and conditions of any law, regulation, agreement, instrument or other document relating to such Claims.

         Voting: Class 2 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

IV.3     CLASS 3 - SECURED BANK CLAIMS

         Treatment: On the Effective Date, each holder of an Allowed Secured Bank Claim shall receive, in full satisfaction of such Allowed Claim, a payment in Cash equal to the full amount of such Allowed Claim.

         Release of Liens: Contemporaneously with the payment of its Allowed Secured Bank Claim in accordance with this Section 4.3, each holder of a Secured Bank Claim shall be deemed to have relinquished and released
         (i) all of the Liens securing such Claim and (ii) all Claims based upon guarantees of collection, payment, or performance of any obligation by Farms.

         Voting: Class 3 is impaired by the Plan. Each holder of an Allowed Secured Bank Claim is entitled to vote to accept or reject the Plan.

IV.4     CLASS 4 - SECURED NOTE CLAIMS

         Treatment: On the Effective Date and in accordance with the Restructuring Transactions, each holder of an Allowed Secured Note Claim shall receive, in full satisfaction of such Allowed Claim, its Pro Rata Share of (I) $101,496,978 in principal amount of the New PIK Notes and (ii) 9,216,789 New LLC Interests, which shall consist of Class A New LLC Interests and Class B New LLC Interests.

         Classes of New LLC Interests: All holders of Allowed Secured Note Claims (other than MS Group) shall receive Class A New LLC Interests. MS Group shall receive Class B New LLC Interests on account of its Allowed Secured Note Claims held on the Effective Date.

         Release of Liens: As of the Effective Date, each holder of a Secured Note Claim shall be deemed to have relinquished and released (i) all of the Liens securing such Claim and (ii) all Claims based upon guarantees of collection, payment or performance of any obligation by Farms.

         Voting: Class 4 is impaired by the Plan. Each holder of an Allowed Secured Note Claim is entitled to vote to accept or reject the Plan.

IV.5     CLASS 5 - OTHER SECURED CLAIMS

         Treatment:   Notwithstanding any contractual provision or applicable
         non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default, each Allowed Other Secured Claim shall be reinstated as against the applicable Reorganized Debtor (or, pursuant to the Restructuring Transactions, against Newco) and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

         Voting: Class 5 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

IV.6     CLASS 6 - CONSTRUCTION CLAIMS

         Treatment: On the Effective Date, each holder of an Allowed Construction Claim shall receive, in full satisfaction of such Allowed Claim, a payment in Cash equal to the full amount of such Allowed Claim.

         Release of Liens (if any): Upon payment in full of an Allowed Construction Claim, each holder of such Claim shall be deemed to have relinquished and released any Lien securing such Claim, and shall, prior to receiving any distribution under the Plan, execute appropriate written documentation effectuating or confirming such relinquishment or release.

         Voting: Class 6 is impaired by the Plan. Each holder of an Allowed Construction Claim is entitled to vote to accept or reject the Plan.

IV.7     CLASS 7 - GENERAL UNSECURED CLAIMS

         Treatment: To the extent unpaid prior to the Effective Date, all Allowed General Unsecured Claims shall be paid in full by the applicable Reorganized Debtor if against Finance Holdings, Premium Holdings or CFI, and, with respect to such Claims against Finance or Farms, by Newco in the ordinary course of business in accordance with the terms and conditions of any agreement, instrument or other document relating to such Claims.

         Voting: Class 7 is unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

IV.8     CLASS 8 - INTERCOMPANY CLAIMS

         SUBCLASS 8.A - FARMS/FINANCE NOTE CLAIM

         Treatment: On the Effective Date, pursuant to the Restructuring Transactions, the Farms/Finance Note shall be transferred and assigned to Reorganized Finance, which shall contribute such note to Newco. Newco shall receive, by process of law and in satisfaction of the indebtedness represented by the Farms/Finance Note, and by enforcement of the Liens on Farms' assets to secure the payment of such indebtedness, all of the assets of Farms subject to the liabilities as provided under the Plan.

         Voting: Subclass 8.A is impaired by the Plan. The holder of the Farms/Finance Note Claim is entitled to vote to accept or reject the Plan.

         SUBCLASS 8.B - OTHER INTERCOMPANY CLAIMS

         Treatment: On the Effective Date, each holder of an Allowed Other Intercompany Claim shall receive a distribution of $1,000 per such claim.

         Voting: Subclass 8.B is impaired by the Plan. Each holder of an Allowed Other Intercompany Claim is entitled to vote to accept or reject the Plan.

IV.9     CLASS 9 - EQUITY INTERESTS IN FINANCE

         SUBCLASS 9.A - PREFERENCE UNIT EQUITY INTERESTS IN FINANCE

         Treatment: On the Effective Date, pursuant to the Restructuring Transactions, each holder of an Allowed Preference Unit Equity Interest shall receive, in full satisfaction of such Allowed Equity Interest, its Pro Rata Share of (i) $5,321,204 in principal amount of the New PIK Notes and (ii) 483,211 New LLC Interests, which shall consist of Class A New LLC Interests and Class B New LLC Interests.

         Classes of New LLC Interests: All holders of Allowed Preference Unit Equity Interests (other than MS Group) shall receive Class A New LLC Interests. MS Group shall receive Class B New LLC Interests on account of its Allowed Preference Unit Equity Interests held on the Effective Date.

         Voting: Subclass 9.A is impaired by the Plan. Each holder of an Allowed Preference Unit Equity Interest is entitled to vote to accept or reject the Plan.

         SUBCLASS 9.B - PREMIUM HOLDINGS' LIMITED PARTNERSHIP INTERESTS IN
         FINANCE

         Treatment: On the Effective Date, pursuant to the Restructuring Transactions, Premium Holdings, as holder of Allowed Limited Partnership Interests in Finance, shall receive, in full satisfaction of such Equity Interests, (i) 78,000 Class A New LLC Interests and
         (ii) Warrants to purchase 532,530 Class A New LLC Interests.

         Voting: Subclass 9.B is impaired by the Plan. Premium Holdings, as holder of Allowed Limited Partnership Interests in Finance, is entitled to vote to accept or reject the Plan.

         SUBCLASS 9.C - FINANCE HOLDINGS' LIMITED PARTNERSHIP INTERESTS IN
         FINANCE

         Treatment: On the Effective Date, pursuant to the Restructuring Transactions, Finance Holdings, as holder of Allowed Limited Partnership Interests in Finance, shall receive, in full satisfaction of such Equity Interests, (i) 219,000 Class B New LLC Interests and
         (ii) Warrants to purchase 1,495,180 Class B New LLC Interests.

         Voting: Subclass 9.C is impaired by the Plan. Finance Holdings, as holder of Allowed Limited Partnership Interests in Finance, is entitled to vote to accept or reject the Plan.

         SUBCLASS 9.D - CFI'S GENERAL PARTNERSHIP INTEREST IN FINANCE

         Treatment: On the Effective Date, pursuant to the Restructuring Transactions, CFI, as holder of Allowed General Partnership Interest in Finance, shall receive, in full satisfaction of such Equity Interest, (i) 3,000 Class B New LLC Interests and (ii) Warrants to purchase Class B 20,482 New LLC Interests.

         Voting: Subclass 9.D is impaired by the Plan. CFI, as holder of Allowed General Partnership Interest in Finance, is entitled to vote to accept or reject the Plan.

IV.10    CLASS 10 - EQUITY INTERESTS IN FARMS

         Treatment: On the Effective Date, all Allowed Equity Interests in Farms shall be canceled and the holders thereof shall receive no distribution on account of such interests.

         Voting: Class 10 is impaired by the Plan. Each holder of an Allowed Equity Interest in Farms is presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

IV.11    CLASS 11 - EQUITY INTERESTS IN PREMIUM HOLDINGS

         Treatment: On the Effective Date, each holder of an Allowed Equity Interest in Premium Holdings shall retain such interest.

         Voting: Class 11 is unimpaired by the Plan. The holder of an Allowed Equity Interest in Premium Holdings is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

IV.12    CLASS 12 - EQUITY INTERESTS IN FINANCE HOLDINGS

         Treatment: On the Effective Date, each holder of an Allowed Equity Interest in Finance Holdings shall retain such interest.

         Voting: Class 12 is unimpaired by the Plan. Each holder of an Allowed Equity Interest in Finance Holdings is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

IV.13    CLASS 13 - EQUITY INTERESTS IN CFI

         Treatment: On the Effective Date, each holder of an Allowed Equity Interest in CFI shall retain such interest.

         Voting: Class 13 is unimpaired by the Plan. Each holder of an Allowed Equity Interest in CFI is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.


                ARTICLE V - EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         V.1 EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Pursuant to sections 365(a), 365(f) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between a Debtor and any person, including the Settlement Agreement and Consent Order dated January 29, 1996 between the Missouri Department of Natural Resources and Farms and any other agreements with the State of Missouri or its subdivisions, shall be deemed assumed by the applicable Reorganized Debtor, and, subject to the consent of the Bondholders' Committee, those executory contracts and unexpired leases to which Farms or Finance is a party shall be deemed assumed and assigned to Newco pursuant to the Restructuring Transactions, except for any executory contract or unexpired lease (i) which has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such contract or lease has been filed and served prior to the Confirmation Date, or (iii) which is set forth in
Schedule 5.1.

     V.2    APPROVAL OF ASSUMPTION OR REJECTION OF LEASES AND CONTRACTS.
Entry of the Confirmation Order shall constitute (i) the approval, pursuant to sections 365(a) and 365(f) of the Bankruptcy Code, of the assumption by the applicable Reorganized Debtor, or, subject to the consent of the Bondholders' Committee, the assumption and assignment to Newco of those executory contracts and unexpired leases to which Farms or Finance is a party, including the Settlement Agreement and Consent Order dated January 29, 1996 between the Missouri Department of Natural Resources and Farms and any other agreements with the State of Missouri or its subdivisions, pursuant to Section 5.1 of this Plan, (ii) the extension of time pursuant to section 365(d)(4) of the Bankruptcy Code within which the applicable Reorganized Debtor may assume, assume and assign to Newco those unexpired leases to which Farms or Finance is a party, or reject any unexpired leases specified in Section 5.1 of this Plan through the date of entry of an order approving such assumption, assumption and assignment, or rejection of such unexpired leases, and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code of the rejection of the executory contracts and unexpired leases set forth in Schedule
5.1 that are rejected pursuant to Section 5.1 of this Plan.

     V.3 CURE OF DEFAULTS. On the Effective Date, or as soon thereafter as is practicable, in accordance with section 365(b)(1) of the Bankruptcy Code, the applicable Reorganized Debtor (or Newco, with respect to contracts and leases assumed by Finance or Farms) shall cure any and all defaults under any executory contract or unexpired lease assumed, and under those executory contracts and unexpired leases to which Farms or Finance is a party, that are assumed and assigned to Newco, pursuant to the Plan.

     V.4    BAR DATE FOR FILING PROOFS OF CLAIM RELATING TO EXECUTORY
CONTRACTS AND UNEXPIRED LEASES REJECTED PURSUANT TO THE PLAN. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to this Article shall be filed with the Bankruptcy Court and served upon attorneys for the Debtors no later than thirty days after the later of (i) notice of entry of an order approving the rejection of such contract or lease and (ii) notice of entry of the Confirmation Order. Any Claims not filed within such time shall be forever barred from assertion against the Reorganized Debtors, Newco, and their respective properties and agents, successors and assigns.

     V.5 INSURANCE POLICIES. All the Debtors' insurance policies and any agreements, documents, or instruments relating thereto, including, without limitation, property, general liability, feed mill property, boiler and machinery, automobile and physical damage, foreign liability, commercial general liability, excess liability, commercial crime, fiduciary liability, title insurance and directors' and officers' liability policies, and any retrospective premium rating plans relating to such policies, are treated as executory contracts under the Plan and are hereby assumed by the applicable Debtor, and, subject to the consent of the Bondholders' Committee, those policies, instruments and agreements to which Farms or Finance is a party, are assumed and assigned to Newco pursuant to sections 365(a), 365(f) and 1123(b)(2) of the Bankruptcy Code. Nothing contained in this Section shall constitute a waiver of any claim, right or cause of action that the applicable Debtor may hold against the insurer under any policy of insurance, or against the holder of Claims covered by insurance policies.

     V.6    INDEMNIFICATION OBLIGATIONS.

     (a) CONTINUATION OF INDEMNIFICATION OBLIGATIONS. Except as provided in Section 5.6(b), the obligations of each Debtor to indemnify, reimburse, or limit the liability of its present and any former directors, officers, general partners, partners, employees, or consultants who provide management personnel or who serve as members of management of any of the Debtors that were directors, officers, general partners, partners, employees, or such consultants, respectively (each, an "Indemnified Person"), on or after the Commencement Date against any obligations pursuant to such Debtor's articles of incorporation, by-laws, partnership agreements, applicable state law, or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, reimbursement, or limitation is owed in connection with an event occurring before, on, or after the Commencement Date.

     (b) TERMINATION OF CERTAIN INDEMNIFICATION OBLIGATIONS. Notwithstanding any other provisions of the Plan, including, without limitation, Sections 5.1 or 5.6(a), all obligations of the Debtors to indemnify, or to pay contribution or reimbursement to any Indemnified Person, whether pursuant to its respective articles of incorporation, by-laws, partnership agreements, applicable law, or specific agreement, or any combination of the foregoing, in respect of all past, present and future actions, suits and proceedings against any such Indemnified Person based upon any act or omission related to service with, for or on behalf of any of the Debtors or Debtors in Possession or any present or former affiliate of any Debtor arising out of or related, directly or indirectly, to any action, suit or proceeding against any such person (i) brought by any person which is a present or former purchaser, seller, underwriter or owner, in each case, acting in such capacity, of present or former securities of any Debtor or of any present or former affiliate thereof, including, without limitation, the Morgan Stanley Funds or brought by or in the name of any Debtor, in each case, arising out of or related to any alleged right of rescission of, or damages arising from, any purchase or sale of such securities under federal or state securities laws (whether statutory or otherwise) or (ii) brought by any other person (a "Third Party Claimant") against an Indemnified Person asserting claims for contribution, reimbursement or indemnity by such Third Party Claimant arising out of or related to any action, suit or proceeding against such Third Party Claimant which, had it been brought against an Indemnified Person, would be described in clause (i) above (any such action, suit, claim or proceeding described in any of clauses (i) or (ii), an "Excluded Claim"), and any and all such undertakings and agreements to provide any indemnification, contribution or reimbursement with respect to any Excluded Claim shall be terminated, and the Reorganized Debtors and Newco shall have no obligation thereunder pursuant to this Plan or otherwise.

     V.7 COMPENSATION AND BENEFIT PROGRAMS. Unless otherwise modified, terminated, or rejected prior to the Effective Date, all employment, consulting and severance practices and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their present and former directors, officers, employees, consultants, or independent contractors, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers compensation programs, and life, disability and other insurance plans, but excluding options for receipt of stock and/or partnership interests in any of the Debtors, (i) are treated as executory contracts under the Plan and are hereby assumed by the applicable Debtor, (ii) subject to the consent of the Bondholders' Committee, with respect to those executory contracts to which Farms or Finance is a party, are assumed and assigned to Newco pursuant to sections 365(a), 365(f) and 1123(b)(2) of the Bankruptcy Code, (iii) survive confirmation of the Plan and remain unaffected thereby, and (iv) shall not be discharged in accordance with section 1141 of the Bankruptcy Code.

     V.8 RETIREE BENEFITS. Payments, if any, due to any person for the purpose of providing reimbursement payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the applicable Debtor prior to the Commencement Date shall be continued for the duration of the period such Debtor has obligated itself to provide such benefits.

      ARTICLE VI - ALLOWANCE OF SECURED BANK CLAIMS AND SECURED NOTE CLAIMS

      VI.1 SECURED BANK CLAIMS. The Secured Bank Claims shall be Allowed Claims in the principal amount of approximately $67,153,000, plus interest at the non-default rate, fees, expenses and unreimbursed draws on the letter of credit issued under the Bank Credit Agreement.

      VI.2 1992 NOTE CLAIMS. The 1992 Note Claims shall be Allowed Claims in the aggregate amount of $129,896,640, representing principal plus accrued but unpaid interest on the 1992 Notes to the Commencement Date.

      VI.3 1993 NOTE CLAIMS. The 1993 Note Claims shall be Allowed Claims in the aggregate amount of $202,860,976, representing principal plus accrued but unpaid interest on the 1993 Notes to the Commencement Date.

      VI.4 1994 NOTE CLAIMS. The 1994 Note Claims shall be Allowed Claims in the aggregate amount of $106,666,680, representing principal plus accrued but unpaid interest on the 1994 Notes to the Commencement Date.

      VI.5 1995 NOTE CLAIM. The 1995 Note Claim shall be an Allowed Claim in the amount of $6,933,334, representing principal plus accrued but unpaid interest on the 1995 Note to the Commencement Date.

                   ARTICLE VII  - IMPLEMENTATION OF THE PLAN

      VII.1 RESTRUCTURING TRANSACTIONS. On or as of the Effective Date, the distributions provided for under the Plan shall be effectuated pursuant to the following Restructuring Transactions in the following order:

      (a) Finance shall be merged with and into Reorganized Finance, with Reorganized Finance surviving and Reorganized Premium Holdings, Reorganized Finance Holdings, Reorganized CFI and holders of Allowed Preference Unit Equity Interests becoming the initial members of Reorganized Finance with economic interests in the form of New LLC Interests substantially identical to their partnership interests in Finance, including that the former holders of Allowed Preference Unit Equity Interests shall have the right to receive distributions totaling the Preference Unit Accumulated Liquidation Preference with respect to their membership interests prior to any of Reorganized Finance, Reorganized Holdings or Reorganized CFI being entitled to receive any distribution with respect to their membership interests, except that the management of Reorganized Finance shall be vested in all of its members, and all of the members of Reorganized Finance shall have limited liability;

      (b) Thereafter, (i) holders of Allowed Secured Note Claims shall contribute, on a pro rata basis, all but $101,496,978 of their Secured Note Claims in exchange for New LLC Interests in Reorganized Finance as members,
(ii) former holders of Allowed Preference Unit Equity Interests in Finance will have a pro rata portion of their New LLC Interests in Reorganized Finance redeemed in exchange for the obligation of Reorganized Finance to pay $5,321,204 ("New LLC Debt") and (iii) the LLC Agreement shall be deemed adopted by all of the members after giving effect to the foregoing clauses (i) and
(ii), and, as so adopted, shall reflect the fact that, following the admission of holders of Allowed Secured Note Claims as members and the partial redemption of the interests of former holders of Allowed Preference Unit Equity Interests, such persons as a group will collectively hold (i) as members of Reorganized Finance 97% of the outstanding New LLC Interests of Reorganized Finance and (ii) debt of Reorganized Finance in the total amount of $106,818,182, in each case, in aggregate; Reorganized Premium Holdings, Reorganized Finance Holdings and Reorganized CFI will collectively hold 3% of the outstanding New LLC Interests of Reorganized Finance. As holders of Class B New LLC Interests, MS Group (including Reorganized Finance Holdings and Reorganized CFI) shall have no right to participate in the management of Reorganized Finance;

     (c) Reorganized Premium Holdings shall receive Warrants to purchase Class A New LLC Interests, and Reorganized Finance Holdings and Reorganized CFI shall receive Warrants to purchase Class B New LLC Interests;

     (d) Reorganized Finance shall transfer to Newco, in exchange for all the capital stock of Newco, all of the assets of Finance (including the Farms/Finance Note and all the capital stock of Princeton Development Corp.), subject to all of the liabilities of Reorganized Finance (including the New LLC Debt issued to former holders of Allowed Preference Unit Equity Interests and the remaining Allowed Secured Note Claims that were not exchanged for New LLC Interests, which indebtedness totals $106,818,182). Moreover, Newco shall assume, and Reorganized Finance shall thereafter have no further obligation or responsibility for, such liabilities (other than as guarantor), and Newco shall issue to the holders of the New LLC Debt and Allowed Secured Note Claims, in substitution of such obligations assumed by Newco, New PIK Notes in an aggregate principal amount of $106,818,182;

     (e) Newco shall receive, in satisfaction of the Farms/Finance Note (that was contributed by Reorganized Finance to Newco), all of the assets of Farms subject to all of the remaining liabilities of Farms, and, as of the Effective Date, Farms shall be dissolved; and

     (f) The Morgan Stanley Funds shall collectively pay $20 million in cash to Newco in exchange for New PIK Notes having an aggregate principal amount of $10,681,818 and the cancellation by CFI of the Capital Contribution Notes.

The foregoing Restructuring Transactions shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the members, stockholders, directors, or partners of the Reorganized Debtors, Newco or Farms.

     VII.2        POST-EFFECTIVE DATE FINANCING.

     (a) Chemical Bank, as agent for the Lenders, shall provide an aggregate of $90 million in financing for the working capital and operating needs of Newco, subject to and in accordance with the terms of the New Senior Credit Agreement and any commitments relating thereto, the form of which is contained in the Plan Supplement as Exhibit H. The New Senior Credit Agreement shall provide a revolving credit facility in the amount of $60 million and a term loan in the amount of $30 million. The obligations of Newco under the New Senior Credit Agreement shall be guaranteed by Reorganized Finance and shall be secured by a first priority perfected lien on substantially all of the assets of Newco and Reorganized Finance. Neither the Plan nor a vote by a Lender to accept the Plan shall constitute a commitment or other obligation of or by a Lender to provide such financing.

     (b) Morgan Stanley Group Inc. shall execute the New Second Priority Note Agreement, the form of which is contained in the Plan Supplement as Exhibit G, pursuant to which Morgan Stanley

Group Inc. will, subject to the conditions contained therein, purchase up to $10 million in the New Second Priority Notes if the sum of (i) the unused amount available under the New Senior Credit Agreement and (ii) total Cash and certain short-term investments of Newco is less than $5 million. The New Second Priority Notes, if issued, would be guaranteed by Reorganized Finance and would be secured by a second priority lien on substantially all of the assets of Newco. Neither the Plan nor a vote by Morgan Stanley Group Inc. to accept the Plan shall constitute a commitment or other obligation of or by Morgan Stanley Group Inc. to enter into the New Second Priority Note Agreement.

     VII.3 ISSUANCE OF NEW SECURITIES. The issuance of the following securities and notes under the Plan by Reorganized Finance and Newco, in satisfaction of Allowed Claims and Equity Interests, is hereby authorized without further act or action under applicable law, regulation, order, or rule:

     (a) 10,000,000 New LLC Interests shall be issued and distributed pursuant to the Plan, which shall consist of Class A
                 New LLC Interests and Class B New LLC Interests;

     (b) 1,000 shares of Newco, all of which shall be issued and distributed pursuant to the Plan;

     (c)         Warrants to purchase 2,048,192 New LLC Interests;

     (d)         the New PIK Notes; and

     (e)         the New LLC Debt issued pursuant to the Restructuring
                 Transactions.

     VII.4 REGISTRATION OF NEW PIK NOTES, NEW LLC INTERESTS AND WARRANTS. Each entity receiving a distribution of New PIK Notes, New LLC Interests or Warrants as of the Effective Date shall have the right to become a party to the New PIK Notes Registration Rights Agreement, the New LLC Interests Registration Rights Agreement or the Warrants Registration Rights Agreement, respectively, the forms of which are contained in the Plan Supplement as Exhibits F, D and J, respectively.

                  ARTICLE VIII - GOVERNANCE AND MANAGEMENT OF
            REORGANIZED FINANCE, NEWCO AND OTHER REORGANIZED DEBTORS

     VIII.1 GENERAL. On the Effective Date, the management, control and operation of each of Reorganized Finance, Newco, Reorganized Premium Holdings, Reorganized Finance Holdings, and Reorganized CFI shall become the general responsibility, respectively, of the members of Reorganized Finance, and the Boards of Directors of Newco, Reorganized Premium Holdings, Reorganized Finance Holdings and Reorganized CFI.

     VIII.2    MEMBERS AND OFFICERS OF REORGANIZED FINANCE.

               The administration and regulation of Reorganized Finance's affairs, voting by members, and admission of members shall be governed by the LLC Agreement, a form of which is contained in the Plan Supplement as Exhibit B. The term of the LLC Agreement shall be fifty years, subject to extension as provided in the LLC Agreement, unless earlier terminated pursuant to its terms or under applicable law.

               On the Effective Date, the members of Reorganized Finance shall be the holders of Allowed Secured Note Claims, the holders of Allowed Preference Unit Equity Interests, Reorganized Premium Holdings, Reorganized Finance Holdings and Reorganized CFI. The management of Reorganized Finance shall be vested in its members, except that, following the admission of holders of Allowed Secured Note Claims as members (pursuant to Section 7.1(b) of the Restructuring Transactions), MS Group (including Reorganized Finance Holdings and Reorganized CFI) shall receive Class B New LLC Interests which shall be non-voting (and all New LLC Interests acquired by them upon exercise of Warrants shall also be Class B New LLC Interests and shall be non-voting), and shall have no right to participate in the management of Reorganized Finance. Each member of Reorganized Finance shall have limited liability.

               The initial officers of Reorganized Finance will be the individuals, satisfactory to the Bondholders' Committee, whose names shall be disclosed prior to the Confirmation Hearing.

     VIII.3    DIRECTORS AND OFFICERS OF NEWCO AND REORGANIZED DEBTORS.

               (a) BOARD OF DIRECTORS OF NEWCO. The initial Board of Directors of Newco shall consist of one (1) management director and five (5) directors named by the Bondholders' Committee. The names of such directors shall be disclosed prior to the Confirmation Hearing. Subsequent Boards of Directors of Newco shall be elected by Reorganized Finance, as sole shareholder, which shall be managed by the holders of Class A New LLC Interests.

               (b) BOARDS OF DIRECTORS OF REORGANIZED DEBTORS. The initial Boards of Directors of Reorganized Premium Holdings, Reorganized Finance Holdings and Reorganized CFI shall be appointed by their respective stockholders and shall consist of the individuals whose names shall be disclosed prior to the Confirmation Hearing. Each of the members of such initial Boards of Directors shall serve in accordance with the articles of incorporation or bylaws of such Reorganized Debtor.

               (c) OFFICERS OF NEWCO AND REORGANIZED DEBTORS. The initial officers of Newco shall be the individuals, satisfactory to the Bondholders' Committee, whose names shall be disclosed prior to the Confirmation Hearing.
The initial officers of Reorganized Finance Holdings and Reorganized CFI shall be those individuals whose names shall be disclosed prior to the Confirmation Hearing, and the initial officers of Reorganized Premium Holdings shall be those individuals who were its officers immediately prior to the Effective Date. Thereafter, such officers shall serve in accordance with any employment agreement with such entity and applicable nonbankruptcy law.

     VIII.4    ARTICLES OF INCORPORATION OF NEWCO AND REORGANIZED DEBTORS.
The articles of incorporation and bylaws of Newco, Reorganized Premium Holdings, Reorganized Finance Holdings and Reorganized CFI shall contain provisions necessary (i) to prohibit the issuance of non-voting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such articles of incorporation as permitted by applicable law; and (ii) to effectuate the provisions of the Plan.

     VIII.5 MANAGEMENT OPTION PLAN. Reorganized Finance shall adopt the Management Option Plan, the form of which is contained in the Plan Supplement as Exhibit C.


                   ARTICLE IX - DISTRIBUTIONS UNDER THE PLAN

     IX.1 METHOD OF DISTRIBUTIONS. Subject to Bankruptcy Rule 9010, all distributions to a holder of an Allowed Claim or Allowed Equity Interest shall be made by the applicable Reorganized Debtor and in the case of Farms and Finance, by Reorganized Finance or Newco, at the address of such holder as listed on the Schedules filed with the Bankruptcy Court unless superseded by the address listed on a proof of Claim or Equity Interest filed by such holder (or at the last known address of such holder if no proof of Claim or Equity Interest is filed or if the applicable entity has been notified in writing of a change of address). If any distribution to any holder is returned as undeliverable, such Reorganized Debtor, or Reorganized Finance or Newco, as applicable, shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until a determination has been made concerning the then current address of such holder, at which time such distribution shall be made to such holder without interest. Amounts in respect of any undeliverable distributions made by the applicable Reorganized Debtor and in the case of Farms and Finance, by Reorganized Finance or Newco, shall be returned to such Reorganized Debtor, or Reorganized Finance or Newco, as applicable, until such distribution is claimed. If no proofs of Claim or Equity Interest are filed and the Schedules filed with the Bankruptcy Court fail to state addresses for holders of Allowed Claims or Allowed Equity Interests, the distributions in respect of such Allowed Claims or Allowed Equity Interests shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. All unclaimed property shall revert to Newco and the claim or interest of any holder shall be discharged and forever barred. Notwithstanding the foregoing, all distributions on account of the Secured Bank Claims shall be paid by wire transfer by Reorganized Finance or Newco to Chemical Bank, as agent for the holders of the Secured Bank Claims, which shall redistribute to the holders of the Secured Bank Claims the distributions received on their behalf.

     IX.2 DATE OF DISTRIBUTIONS UNDER THE PLAN. Any distributions and deliveries to be made as of the Effective Date hereunder shall be made on the Effective Date, or such later date as a Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, or as soon as practicable thereafter. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     IX.3 MANNER OF PAYMENT UNDER PLAN. At the option of Reorganized Finance, any Cash payment to be made hereunder may be made by a check or wire transfer (unless otherwise specified in this Plan), or as otherwise required or provided in applicable agreements. No payment of Cash less than one hundred dollars shall be made by the applicable Reorganized Debtor and in the case of Farms and Finance, by Reorganized Finance or Newco, to any holder of a Claim unless a request therefor has been made in writing to the applicable entity. No fractional New LLC Interests or Warrants shall be distributed.


    ARTICLE X - PROCEDURES FOR TREATING DISPUTED CLAIMS AND EQUITY INTERESTS

     X.1 PROSECUTION OF OBJECTIONS. Unless otherwise ordered by the Bankruptcy Court after notice and hearing, the Debtors, the Reorganized Debtors or Newco shall have the exclusive right (except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code) to make and file objections to proofs of Administrative Expense Claims, Claims, and Equity Interests. The Debtors or the applicable Reorganized Debtor and in the case of Farms and Finance, Reorganized Finance or Newco shall serve a copy of each objection upon the holder of the Administrative Expense Claim, Claim, or Equity Interest to which the objection is made as soon as practicable, but in no event later than thirty days after the Effective Date.

     X.2 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision hereof, if any portion of a Claim or Equity Interest is Disputed, no payment or distribution provided hereunder shall be made on account of any of such Claim or Equity Interest, unless and until such Disputed Claim or Disputed Equity Interest becomes Allowed.

     X.3 DISTRIBUTIONS AFTER ALLOWANCE. Payments and distributions to each holder of a Claim or Equity Interest that is Disputed, or is not Allowed, to the extent that such Claim or Equity Interest ultimately becomes Allowed, shall be made in accordance with the provisions hereof governing the class or subclass of Claims or Equity Interests in which such Claim or Equity Interest is classified. As soon as practicable after the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the applicable Reorganized Debtor and in the case of Farms and Finance, Reorganized Finance or Newco, shall distribute to the holder of such Claim or Equity Interest any payment or property that would have been distributed to such holder if the Claim or Equity Interest had been Allowed as of the Effective Date, without any interest on such payment or property.

                       ARTICLE XI - CONDITIONS PRECEDENT
                        TO THE EFFECTIVENESS OF THE PLAN

     XI.1 CONDITIONS PRECEDENT. The Plan shall not become effective unless and until the following conditions have been satisfied or waived by the Debtors, the Bondholders' Committee, and the lenders under the New Senior Credit Agreement:

     (a) the Confirmation Order, in form and substance satisfactory to the Debtors, the Bondholders' Committee and the lenders under the New Senior Credit Agreement, shall have become a Final Order;

     (b) the following agreements, in form satisfactory to the Debtors, the Bondholders' Committee and the lenders under the New Senior Credit Agreement, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

           (1)    the New Senior Credit Agreement,

           (2)    the New Second Priority Note Agreement,

           (3)    the New PIK Notes Indenture,

           (4)    the Warrant Agreement,

           (5)    the New LLC Interests Registration Rights Agreement,

           (6)    the New PIK Notes Registration Rights Agreement,

           (7)    the Warrants Registration Rights Agreement,

           (8)    the Intercreditor Agreement,

           (9)    the LLC Agreement, and

           (10)   the Management Option Plan;

     (c) the New PIK Notes Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

     (d) the Morgan Stanley Funds shall, simultaneously with the effectiveness hereunder, pay $20 million to Newco in accordance with the Restructuring Transactions; and

     (e) (x) the Bar Date shall have been established as a date not later than 15 days prior to the Confirmation Date and (y) neither the Bondholders' Committee nor the Lenders under the New Senior Credit Agreement shall, on or before the Confirmation Date, have determined that the aggregate amount of Claims in Classes 5, 6 and 7 against Farms and Finance render the Plan not feasible.

     XI.2  EFFECT OF FAILURE OF CONDITIONS.  If, by the earlier of (x)
December 31, 1996 or (y) sixty days after the Confirmation Date, one or more of the conditions specified in Section 11.1 have not occurred or have not been waived, and upon notification submitted by the Debtors to the Bankruptcy Court, attorneys for the Bondholders' Committee and attorneys for the lenders under the New Senior Credit Agreement, (i) the Confirmation Order shall be vacated,
(ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (iv) all the Debtors' obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other person, or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

     XI.3 WAIVER OF CONDITIONS. The Debtors, with the written consent of the Bondholders' Committee and the lenders under the New Senior Credit Agreement, may waive, by a writing signed by an authorized representative of the Debtors and subsequently filed with the Bankruptcy Court, one or more of the conditions to effectiveness of the Plan as set forth in this Article.

                  ARTICLE XII - EFFECT OF CONFIRMATION OF PLAN

     XII.1 TERM OF BANKRUPTCY INJUNCTIONS OR STAYS. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     XII.2 VESTING OF ASSETS. On the Effective Date, the property and estates of Finance and Farms shall vest in Reorganized Finance and Newco pursuant to the Restructuring Transactions, and the property and estates of the other Debtors shall revest in the respective Reorganized Debtors. From and after the Effective Date, the Reorganized Debtors and Newco may operate their businesses, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code. As of the Effective Date, all property of the Reorganized Debtors and Newco shall be free and clear of all interests of holders of Claims and Equity Interests, except as provided in the Plan.

     XII.3 DISCHARGE OF DEBTORS. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of Claims and Equity Interests of any nature whatsoever, other than environmental obligations or other contractual obligations with the State of Missouri or any of its subdivisions under federal or state laws, including any interest accrued on such Claims from and after the Commencement Date, against the applicable Debtor and Debtor in Possession, or any of its assets or property. Except as otherwise provided in the Plan, (i) on the Effective Date, all such Claims against, and Equity Interests in, the Debtors shall be satisfied, discharged, and released in full, and (ii) all persons shall be precluded from asserting against Reorganized Premium Holdings, Reorganized Finance Holdings, Reorganized CFI, Reorganized Finance, Newco, their successors, or their assets or property any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind that occurred prior to the Confirmation Date.

     XII.4 PERMANENT INJUNCTION. Except as otherwise expressly provided in the Confirmation Order, all entities who have held, hold or may hold Claims against or Equity Interests in any or all of the Debtors, including CFI in its capacity as the general partner of Finance, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest against the Debtors, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claims, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim. Such injunction shall extend to successors of the Debtors (including, without limitation, Reorganized Premium Holdings, Reorganized Finance Holdings, Reorganized CFI, Reorganized Finance and Newco) and their respective properties and interests in property.

                              ARTICLE XIII  - RELEASES

     XIII.1 GENERAL RELEASE OF RELEASEES AND OTHER PARTIES. As of the Effective Date, each of the Debtors and Debtors in Possession, and each holder of a Claim against or Equity Interest in any of the Debtors or Debtors in Possession generally releases all Releasees, in any capacity, the lenders under the Bank Credit Agreement, the holders of the Secured Notes, the holders of Preference Unit Equity Interests, the Indenture Trustee and the Collateral Trustee, from claims, obligations, rights, causes of action and liabilities held by such Debtor, Debtor in Possession or such holder against such individuals and entities, whether known or unknown, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date, in any way relating to the Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan, the Bank Credit Agreement, the Secured Notes, the Preference Unit Equity Interests and the Equity Interests in the Debtors and the ownership, management and operation of the Debtors.

     XIII.2 GENERAL RELEASE BY RELEASEES AND OTHER PARTIES. As of the Effective Date, each of the Releasees, in any capacity, the lenders under the Bank Credit Agreement, the holders of the Secured Notes, the holders of Preference Unit Equity Interests, the Indenture Trustee and the Collateral Trustee, generally releases each of the Debtors, the Debtors in Possession, and each holder of a Claim against or Equity Interest in any of the Debtors or Debtors in Possession, in each case in any capacity, from claims, obligations, rights, causes of action and liabilities held by such Releasee, the Lenders under the Bank Credit Agreement, the holders of the Secured Notes, the holders of Preference Unit Equity Interests, the Indenture Trustee and the Collateral Trustee against any of the Debtors, the Debtors in Possession or any such Releasee or holder, whether known or unknown, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date, in any way relating to the Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan, the Bank Credit Agreement, the Secured Notes, the Preference Unit Equity Interests and the Equity Interests in the Debtors and the ownership, management and operation of the Debtors; provided, however, that this sentence shall not affect the obligations of the Debtors under Sections 2.3 and 5.6 of the Plan.

     XIII.3 BINDING EFFECT OF RELEASES. Each Releasee and each holder of a Claim and each holder of an Equity Interest, including, without limitation, a Secured Bank Claim, a Secured Note Claim or a Preference Unit Equity Interest, and the Indenture Trustee and the Collateral Trustee shall be deemed to have agreed to the provisions of Sections 13.1 and 13.2 of the Plan, and shall be bound thereby for all purposes whatsoever.


                      ARTICLE XIV - RETENTION OF JURISDICTION

     The Bankruptcy Court may retain jurisdiction of and, if the Bankruptcy Court exercises its retained jurisdiction, shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

     XIV.1 To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

     XIV.2 To determine any and all adversary proceedings, applications, and contested matters;

     XIV.3 To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein;

     XIV.4 To hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim and Equity Interests filed, both before and after the Confirmation Date, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

     XIV.5 To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

     XIV.6 To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

     XIV.7 To consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

     XIV.8 To hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

     XIV.9 To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;

     XIV.10 To recover all assets of the Debtors and property of the Debtors' estates, wherever located;

     XIV.11 To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

     XIV.12 To hear any other matter not inconsistent with the Bankruptcy Code; and

     XIV.13  To enter a final decree closing the Chapter 11 Cases.


                      ARTICLE XV - MISCELLANEOUS PROVISIONS

     XV.1    PAYMENT OF STATUTORY FEES.  All fees payable pursuant to
section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

     XV.2 COMPLIANCE WITH TAX REQUIREMENTS. In connection with the consummation of the Plan, the Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

     XV.3 RECOGNITION OF GUARANTEE RIGHTS. The classification of and manner of satisfying all Claims hereunder, including, without limitation, the Restructuring Transactions, take into account (i) the existence of guarantees by Farms of obligations of Finance, (ii) the possibility that the Debtors might be joint obligors with each other or other entities with respect to an obligation, and (iii) the priorities established under the Collateral Trust Agreement. All Claims against the Debtors, including, without limitation, Farms, based upon any such guarantees or joint obligations shall be discharged in the manner provided in the Plan; provided that no creditor shall be entitled to receive more than a single satisfaction of its Allowed Claims.

     XV.4 NOTICES. All notices, requests, and demands to or upon the Debtors, the Reorganized Debtors, Reorganized Finance or Newco to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

     If to the Debtors:

            PSF Finance L.P.
            Highway 65 North
            Princeton, Missouri 64673
            Attn:  William R. Patterson
            Telephone: (816) 748-4647
            Facsimile: (816) 748-7100

               with a copy to:

            Weil, Gotshal & Manges LLP        Richards, Layton & Finger, P.A.
            767 Fifth Avenue                    One Rodney Square, P.O. Box 551
            New York, New York 10153          Wilmington, Delaware 19899
            Attn: Lori R. Fife, Esq.          Attn: Thomas L. Ambro, Esq.
            Telephone: (212) 310-8000         Telephone: (302) 658-6541
            Facsimile: (212) 310-8007         Facsimile: (302) 658-6548

     If to the Bondholders' Committee:

            Ropes & Gray                         Morris, Nichols, Arsht & Tunnel
            One International Place              1201 North Market Street
            Boston, Massachusetts 02110-2624     Wilmington, Delaware 19801
            Attn: Robert L. Nutt, Esq.           Attn: William H. Sudell, Esq.
            Telephone: (617) 951-7384            Telephone: (302) 658-9200
            Facsimile: (617) 951-7050            Facsimile: (302) 658-3989


     If to the Banks:

            Wachtell, Lipton, Rosen & Katz       Young, Conaway, Stargatt & Taylor
            51 West 52nd Street                  Rodney Square North, 11th Floor, P.O. Box 391
            New York, New York 10019             Wilmington, Delaware  19899
            Attn:  Harold S. Novikoff, Esq.      Attn:  James L. Patton, Jr.
            Telephone: (212) 403-1000            Telephone: (302) 571-6600
            Facsimile: (617) 403-2000            Facsimile: (302) 571-1253

     XV.5 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS. Each of the Reorganized Debtors, Reorganized Finance and Newco is authorized in accordance with their authority under their respective LLC Agreement and articles of incorporation to execute, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

     XV.6   EXCULPATION.  Neither the Reorganized Debtors, Reorganized
Finance, Newco, the Bondholders' Committee, the lenders under the Bank Credit Agreement, the lenders under the Debtor in Possession financing agreement, the lenders under the New Senior Credit Agreement, Morgan Stanley Group Inc., the Indenture Trustee and the Collateral Trustee nor any of their respective members, officers, directors, employees, attorneys, advisors, agents, general partners, partners, or consultants who provide management personnel or who serve as members of management of any of the Debtors, shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the formulation and negotiation of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and in all respects, Reorganized Premium Holdings, Reorganized Finance Holdings, Reorganized CFI, Reorganized Finance, Newco, the Bondholders' Committee, the lenders under the Bank Credit Agreement, the lenders under the Debtor in Possession financing agreement, the lenders under the New Senior Credit Agreement, Morgan Stanley Group Inc., the Indenture Trustee and the Collateral Trustee, and each of their respective members, officers, directors, employees, attorneys, advisors, agents, general partners, partners, and consultants who provide management personnel or who serve as members of management of any of the Debtors, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     XV.7 EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

     XV.8 AMENDMENT OR MODIFICATION OF THE PLAN. The Debtors, with the consent of the Bondholders' Committee and the lenders under the New Senior Credit Agreement, may alter, amend, or modify the treatment of Claims or Equity Interests provided for under the Plan; provided, however, that the holders of such Claims or Equity Interests agree or consent to such alteration, amendment, or modification.

     XV.9 SEVERABILITY. If the Bankruptcy Court determines, prior to the Confirmation Date, that any provision of the Plan is invalid, void, or unenforceable, such provision shall be invalid, void, or unenforceable with respect to the holder or holders of the Claims or Equity Interests as to which the provision is determined to be invalid, void, or unenforceable. The invalidity, voidness, or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan. The Plan constitutes a separate chapter 11 plan for each of the Debtors; provided, however, that a chapter 11 plan for Finance shall not be confirmed without simultaneous confirmation of a chapter 11 plan for Farms, and vice versa. Failure to confirm or consummate the Plan as to Finance Holdings, Premium Holdings or CFI shall not affect confirmation or consummation of a chapter 11 plan for Finance or Farms.

     XV.10 REVOCATION OR WITHDRAWAL OF THE PLAN. The Debtors, with the consent of the Bondholders' Committee and the lenders under the New Senior Credit Agreement, reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors, with the consent of the Bondholders' Committee and the lenders under the New Senior Credit Agreement, revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by the Debtors or any other person, or to prejudice in any manner the rights of the Debtors or any person in further proceedings involving the Debtors.

     XV.11 BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns.

     XV.12 GOVERNING LAW. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction, except that for the purposes of environmental or other related contractual obligations to the State of Missouri or its subdivisions, the laws of the State of Missouri shall govern.

     XV.13 SECTION HEADINGS. Section headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

Dated:       Wilmington, Delaware
             September 5, 1996


PSF FINANCE L.P.,
a Delaware Limited Partnership               COLLINGS FARM, INC.,
                                             a Missouri Corporation

By: Collings Farm, Inc.
    Its Sole General Partner                 By:    /s/ Kenneth F. Clifford
                                             Name:  Kenneth F. Clifford
                                             Title: Senior Vice President
By:    /s/ Kenneth F. Clifford
Name:  Kenneth F. Clifford
Title: Senior Vice President


PREMIUM STANDARD FARMS, INC.,                PREMIUM HOLDINGS CORP.,
a Missouri Corporation                       an Iowa Corporation

By:     /s/ Dennis D. Rippe                  By:    /s/ Theodore J. Gordon, Jr.
Name:   Dennis D. Rippe                      Name:  Theodore J. Gordon, Jr
Title:  Vice President and Controller        Title: Chairman of the Board and
                                                    Secretary


                                             PSF FINANCE HOLDINGS INC.,
                                             a Delaware Corporation

                                             By:     /s/ Kenneth F. Clifford
                                             Name:   Kenneth F. Clifford
                                             Title:  Senior Vice President

                                  Schedule 5.1

               (List of Executory Contracts and Unexpired Leases
                      to Be Rejected Pursuant to the Plan)


            [to be supplied prior to or at the Confirmation Hearing]